MGT Capital Provides Operating Update

Phase I of Georgia Facility Fully Operational

RALEIGH, NC, February 3, 2020 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) today provided an operating update to investors.

As of January 31, 2020, the Company is operating 1,500 new generation Bitcoin miners collectively rated at approximately 80 Ph/s at its facility in LaFayette, Georgia. All miners were purchased from Bitmain and possess enough computational power to mine 38 Bitcoin per month at the current Difficulty Rate.* The total electrical load at this production level is estimated at slightly under 4.0 MW.

MGT’s miners are housed in five modified shipping containers, including two manufactured by Bit5ive LLC of Miami. As an early investor and design consultant, the Company receives a modest royalty participation in all sales of Pod5ive containers. To date, we have been very satisfied with the ease of deployment and operating effectiveness of these units.

Phase I of the LaFayette site is structurally complete and awaiting final grading and landscaping. The entire facility, including the land, five 2500 KVA 3-phase transformers, the mining containers and the miners, are owned by MGT. As we are presently using only one-third of the available electrical load, the Company is exploring ways to grow its current operations.

Also of note, MGT has successfully terminated all third-party hosting agreements and has sold all but approximately 1,000 of its S9 Antminers.

*Note: The Difficulty Rate (DR) of the Bitcoin network is a direct function of the capacity of the entire mining network. The DR changes roughly every two weeks and is widely available on Bitcoin data feeds and websites. Over time, the DR has, and is expected to, increase due to increased investment by network participants in more powerful and efficient mining hardware. Furthermore, at any Difficulty Rate, the Company’s Bitcoin output is also impacted by power and network stability, weather, and other factors outside our control.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner with operations at an owned facility in Georgia. The Company owns 1,500 new generation Bitmain miners generating approximately 80 Ph/s of hashing power.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contact:

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

919-378-1788